SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

NYSE Euronext

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Safe Harbor Statement

In connection with the proposed business combination transaction between NYSE Euronext and Deutsche Boerse AG, Alpha Beta Netherlands Holding N.V. (“Holding”), a newly formed holding company, has filed, and the SEC has declared effective on May 3, 2011, a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) that includes (1) a proxy statement of NYSE Euronext that will also constitute a prospectus for Holding and (2) an offering prospectus of Holding to be used in connection with Holding’s offer to acquire Deutsche Boerse AG shares held by U.S. holders. Holding has also filed an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”), which was approved by the BaFin for publication pursuant to the German Takeover Act (Wertpapiererwerbs-und Übernahmegesetz), and was published on May 4, 2011.

Investors and security holders are urged to read the definitive proxy statement/prospectus, the offering prospectus, the offer document and published additional accompanying information in connection with the exchange offer regarding the proposed business combination transaction because they contain important information. You may obtain a free copy of the definitive proxy statement/prospectus, the offering prospectus and other related documents filed by NYSE Euronext and Holding with the SEC on the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and other documents relating thereto may also be obtained for free by accessing NYSE Euronext’s website at www.nyse.com. The offer document and published additional accompanying information in connection with the exchange offer are available at Holding’s website at www.global-exchange-operator.com.  Holders of Deutsche Börse shares who have accepted the exchange offer have certain withdrawal rights which are set forth in the offer document.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Holding, Deutsche Boerse AG or NYSE Euronext. The final terms and further provisions regarding the public offer are disclosed in the offer document that has been approved by the BaFin and in documents that have been filed with the SEC.

No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and applicable European regulations. The exchange offer and the exchange offer document shall not constitute an issuance, publication or public advertising of an offer pursuant to laws and regulations of jurisdictions other than those of Germany, United Kingdom of Great Britain and Northern Ireland and the United States of America.  The relevant final terms of the proposed business combination transaction will be disclosed in the information documents reviewed by the competent European market authorities.

Subject to certain exceptions, in particular with respect to qualified institutional investors (tekikaku kikan toshika) as defined in Article 2 para. 3 (i) of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended), the exchange offer will not be made directly or indirectly in or into Japan, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce or any facility of a national securities exchange of Japan. Accordingly, copies of this announcement or any accompanying documents may not be, directly or indirectly, mailed or otherwise distributed, forwarded or transmitted in, into or from Japan.

The shares of Holding have not been, and will not be, registered under the applicable securities laws of Japan. Accordingly, subject to certain exceptions, in particular with respect to qualified institutional investors (tekikaku kikan toshika) as defined in Article 2 para. 3 (i) of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended), the shares of Holding may not be offered or sold within Japan, or to or for the account or benefit of any person in Japan.

Participants in the Solicitation

NYSE Euronext, Deutsche Boerse AG, Holding and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYSE Euronext stockholders in respect of the proposed business combination transaction. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement/prospectus and the other relevant documents filed with the SEC.

Forward-Looking Statements

This document includes forward-looking statements about NYSE Euronext, Deutsche Boerse AG, Holding, the enlarged group and other persons, which may include statements about the proposed business combination, the likelihood that such transaction could be consummated, the effects of any transaction on the businesses of NYSE Euronext or Deutsche Boerse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Boerse AG operate may differ materially from those made in or suggested by the forward-looking statements contained in this document. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of NYSE Euronext, Deutsche Boerse AG or Holding undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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Reuters: NYSE confident of shareholder backing for merger

By Douglas Busvine and Kiryl Sukhotski, Reuters June 18, 2011 8:16 AM

ST PETERSBURG, Russia, June 18 (Reuters) - NYSE Euronext and Deutsche Boerse expect to win shareholder support to merge and get the combined exchange operator up and running by year end, NYSE Euronext CEO Duncan Niederauer said.

Niederauer is lobbying to win approval for the $10.2 billion tie-up, which would be 60 percent owned by Deutsche Boerse’s shareholders but which he would run, at shareholder votes in the first half of July.

"Our vote’s July 7; their tender offer expires about a week after that," Niederauer told Reuters Insider TV in an interview on Saturday at the St Petersburg International Economic Forum.

"Assuming we have the votes — which we both believe we will now — we will spend the rest of the year focused on integration and getting the requisite regulatory approvals, which have been moving along on schedule.

"We are still on target for a final decision by the end of this year, and hopefully we start operating as the new company January 1."

Deutsche Boerse struck a deal to acquire NYSE Euronext in February, in a plan that would create the world’s No.1 exchange operator trading nearly every asset class and running operations in the United States and across Europe.

The deal would require a simple majority in the NYSE Euronext shareholder vote, but the backing of 75 percent of Deutsche Boerse’s stockholders.

NYSE Euronext and Deutsche Boerse said last week they do not expect to have to sell any major parts of the business as part of what is expected to be a tough European anti-trust review.

The deal would bring together Eurex and Liffe, giving the merged business a near-lock on European derivatives trading.

But the merger partners have said that the two venues handle the opposite ends of the interest-rate futures spectrum and therefore do not directly compete.

Niederauer, meanwhile, described a proposal by banks for NYSE Euronext to raise its minority stake in clearing house LCH Clearnet as a "very interesting opportunity for us" but said he did not expect it to affect the merger process.

"We will still migrate our derivatives business from LCH Clearnet to Eurex, but it does leave open the possibility of continuing to work together on the OTC (over the counter) side," he said.

FURTHER AFIELD

Looking at the global competitive situation, Niederauer played down expectations that the merged U.S.-European exchange group would seek an Asian acquisition but said he would look to partner more closely with the Hong Kong Stock Exchange.

"The listings market is already a global market. NYSE is No.1 year-to-date in terms of proceeds raised for IPOs, so we are competing just fine," he said.

"I view Hong Kong as an opportunity long-term to partner with them, because I do believe a lot of companies, if they think about listing in the West, (consider) a listing in the East."

But global mergers are still several years away, because exchanges in Asia either do not have an acquisition currency or have a valuation that "makes the math virtually impossible," said Niederauer.

"I am not in the camp that says there will be two or three exchanges and they will all be global years from now. I think there will be fewer, but I think that consolidation with Asia is five or 10 years, or even more, out in the future."

The NYSE Euronext-Deutsche Boerse merger "would put us in a position to pick our spots elsewhere," Niederauer said.

"We will be thoughtful about that. We think there will be lots of opportunities to invest in growth. We’re not going to rush it, we are not going to force the issue.

"And remember, because of the nature of the assets we manage in the portfolio, which are in some cases national treasures — in many cases the only one of its kind in an individual country — certainly nothing can be done that’s not entirely friendly.

"If anyone thinks that hostile takeovers are going to be the rule of the day in our industry, even if the economics are compelling, it doesn’t work."

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Reuters Insider TV:  Interview with Duncan Niederauer, CEO, NYSE Euronext.

Reporter:  Kirill Sukhotsky, Reuters

Taped in St. Petersburg, Russia on Saturday, 18 June 2011 at 12:00 noon GMT +3.  Expected air date is Monday, 20 June 2011.

Interviewer (Kirill Sukhotsky): Welcome back to the St. Petersburg’s International Economic Forum where Russia tries to position itself in the global stage and tries to encourage foreign investors to invest in this country before elections. But I’m joined now by the chief executive of NYSE Euronext Duncan Niederauer. Of course, you’re in the advanced stages of merger talks with Deutsche Boerse. How are those talks looking? What are the major obstacles still left?

Niederauer: I promise you we’ll get to that but I, let me just start somewhere else and I’m happy to talk about the merger, too, which is going well. But the last meeting I had this morning was actually with the international advisory board focused on Moscow as an international financial center and consistent with what I’ve heard in the last two days, President Medvedev was there, he made some very forward-looking comments about really creating the impetus for change, the willingness to change, and I think you will see that committee really taking a lot of steps forward now. We will reconvene in the fall. They’ve set up subcommittees under the structure of the over-international board and I think you’re going to see a lot of positive changes coming on that front in the coming months and years, I hope.

Interviewer: Were you impressed by his speech, what did the president say to convince you that he has means to achieve what he has promised?

Niederauer: I think first of all, for a goal like having Moscow as a financial center, there has to be… the words have to come first, the commitment has to follow, then patience and perseverance are going to have to kick in, and if you think of who was assembled at the board this morning, a lot of the business leaders and government leaders of Russia with the president, all sort of echoing the same feeling, and it seems to me this is the first time we’ve really had momentum, and Russia realizes that if it’s going to be as competitive as it rightfully should be on the global stage, some of these changes are necessary. So I’m leaving this conference feeling that they do have the means and they do have the willingness. Now it’s up to us to help where we can with our expertise.

Interviewer: But at the same time, the Kremlin may have made commitments, but do foreign investors… big money, over there in developed markets, do they have commitments to invest in Russia or are they afraid of the place?

Niederauer: Too early to tell, and what I was conveying at the committee this morning was the place where I think we can add the most value is taking what we’ve established over many, many centuries and having it in a marketplace that investors believe in, and I think we can bring a lot of expertise to bear to show Russia what has to be done here. If you get to the point where corporate governance is addressed, the compliance, the markets are balanced and the technology that’s underneath all of that to give investors confidence, I don’t see why not, but that’s only going to be done if you have commitment here and then commitment from those of us who think we can help get them there.

Interviewer: One of the steps to transform Moscow into an international financial center would be to merge the two stock exchanges MICEX and RTS and they are very close to the merger. Do you see them as a partner? What’s your step in, you know, what’s your place in all this?

Niederauer: Step one is … my advice was to, at the meeting this morning, actually, when asked was: Russia needs a national champion. So the MICEX-RTS combo should be the national champion. That you shouldn’t hesitate to make it a vertically integrated business. By that I mean it’s equities, it’s derivatives, it’s got a clearinghouse, it’s got the CSD, it’s got the whole package. Because I think that’s step one. You have to have a national champion first if you’re going to try to compete. What I’ve said to their CEO at MICEX, Ruben, who I’ve known for a little bit of time and really should be co-chairing the market infrastructure committee for the international financial board is, let’s just work together first — no one should be in a rush. We’re a long way off from this part of the world, thinking about M&A activities and things like that. To us, it’s about let’s find ways to partner, and I do think our merged company with Deutsche Boerse puts us in a position to be an even more effective party than we’ve been here, where we historically have not had deep relationships.

Interviewer: Okay, so we’re coming back to the merger. So how are the talks going on, so what are the obstacles to that?

Niederauer: So here’s where we are right now. Both of us have the shareholder votes in July, so I’ve been spending a lot of time this month with shareholders in the US and Europe and even a few in Asia… NYSE shareholders and Deutsche Boerse shareholders. We’ll do more of that next week in the US. My guess is that’ll wrap up at the end of June. Our vote’s July 7; their tender offer expires about a week after that. Assuming we have the votes — which we both believe we will now — we’ll spend the rest of the year focused on integration and getting the requisite regulatory approvals, which so far have been moving along on schedule. And we still are on target for a final decision by the end of this year, and hopefully we start operating as the new company January 1.

Interviewer: You were interested in LCH.Clearnet. Are you planning to make a bid?

Niederauer: We were asked by the banks to join them as a minority owner in the approach to LCH.Clearnet. Remember, we are already one of the two exchanges that owns a minority stake. So this would simply position us to be a slightly larger minority shareholder. I believe being asked by the banks to join them was a signal from them that they’d like to recapitalize it, they’d like to reposition it as potentially the leading OTC player. Now that’s a very interesting opportunity for us. It doesn’t really impact our merger plans. We will still migrate our derivatives business from LCH.Clearnet to Eurex, but it does leave open the possibility of continuing to work together on the OTC side specifically.

Interviewer: And are you interested more in the Clearnet space in Europe generally?

Niederauer: I don’t know that we have to be. The merger gets us a world-class clearing asset in Eurex. We also have a world-class CSD in Clearstream. We’re not… I don’t think we need anything else in the portfolio. But I thought the LCH opportunity, working, invited by the banks, to work with them as potentially a partner on OTC, not only in Europe, but with some assets we have in the US, I thought that was too good an opportunity to pass up.

Interviewer: Do you feel more competition from Asian stock exchanges? For example, Rusal, the national champion here, in metals. They were listed in Hong Kong. More and more companies here are thinking about listings in Hong Kong, Shanghai. Do you feel more competition? What are you planning to do?

Niederauer: The listings market’s already a global market. NYSE is No. 1 year-to-date in terms of proceeds raised for IPOs, so we are competing just fine. I view Hong Kong as an opportunity long-term to partner with them, because I do believe a lot of companies, if they think about a listing in the West and a listing in the East… I think we and Hong Kong right now are the leaders. We’ve been working closely with Shanghai on the development of their international board because many of the companies they hope to attract are already listed on the NYSE, and they’re in our family already. In that case, that will be an additional listing, not in lieu of the listing they already have on the NYSE, and I get asked a lot about companies like Prada looking to list in Hong Kong. To me, particularly for the consumer brands, it doesn’t surprise me that those companies want to be listed closer to the consumers in their largest growth jurisdictions, and for a lot of those consumer brands, that’s going to be Asia. So we continue to partner where it makes sense. I don’t really find it that competitive. Remember, Rusal also has a secondary listing on our Euronext markets in Paris.

Interviewer: So you say that you’re just a partner, but do you think that there might be mergers between US and European stock exchanges and Asian exchanges in the not-so-distant future? So, do you think-

Niederauer: No, no.

Interviewer: -there may be kind of a global… No?

Niederauer: No, not really.

Interviewer: Why?

Niederauer: I think there’s… first of all, many of the exchanges in Asia don’t have a public currency. The ones that do have a multiple that makes the math virtually impossible. Our industry does lend itself to consolidation. I’m not of the camp that says there will be two or three exchanges and they will all be global years from now. I think there will be fewer, but I think the consolidation with Asia is five or 10 years, or even more, out in the future.

Interviewer: So you’ve, speaking about five to 10 years, let’s speak about five years landscape, five year horizon. Where do you see the stock exchange landscape there? So, where will NYSE Euronext be in that landscape?

Niederauer: Well, the merger with D.B. should be done this year. That will make us the most diversified and most global already. That will also put us in a position to pick our spots elsewhere. My guess is we’ll be thoughtful about that. We think there will be lots of opportunities to invest in growth. We’re not going to rush it, we are not going to force the issue. And remember, because of the nature of the assets that we manage in the portfolio, which are in some cases national treasures — in many cases the only one of its kind in an individual country — certainly nothing can be done that's not entirely friendly. If anyone thinks that hostile takeovers are going to be the rule of the day in our industry, even if the economics are compelling, it doesn't work. And my view is it’s years before it all makes sense where those interests converge and we get there. So in the five-year view, I don’t think it’s going to be that different.

Interviewer: Many thanks to Duncan Niederauer, the chief executive of NYSE Euronext in St. Petersburg.

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